Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2021, relating to the financial statements of comScore Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading "Experts" in this Registration Statement.
/s/ Deloitte & Touche LLP
McLean, Virginia
August 30, 2021